EXHIBIT 10.1

SECOND AMENDED AND RESTATED 2005 EMPLOYMENT AGREEMENT

This Second Amended and Restated 2005 Employment Agreement (this “Agreement”) is made as of the 20th day of May, 2014 by and between Integra LifeSciences Holdings Corporation, a Delaware Corporation (the “Company”) and John B. Henneman, III (“Executive”).

Background

The Company and Executive previously entered into that certain Amended and Restated 2005 Employment Agreement, dated as of December 19, 2005, as amended by Amendment 2008-1, Amendment 2008-2, Amendment 2009-1 and Amendment 2010-1 thereto, and that certain letter agreement dated as of February 22, 2012 (collectively, the “Original Agreement”) pursuant to which Executive serves as the Chief Financial Officer of the Company. Effective as of May 2, 2014 (the “Amended Effective Date”), the Company desires to continue to employ Executive, and Executive desires to remain in the employ of the Company, as Corporate Vice President and Chief Administrative Officer of the Company, on the terms and conditions contained in this Agreement. Executive has been and will continue to be substantially involved with the Company’s operations and management and has learned and will continue to learn trade secrets and other confidential information relating to the Company and its customers; accordingly, the noncompetition covenant and other restrictive covenants contained in Section 16 of this Agreement constitute essential elements hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intended to be legally bound hereby, the parties hereto agree as follows:

Terms

1. Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):

(a)	“Base Salary” shall have the meaning set forth in Section 5.

(b)	“Board” shall mean the Board of Directors of the Company, or any successor thereto.

(c)	“Cause,” as determined by the Board in good faith, shall mean Executive has —

(1)	failed to perform his stated duties in all material respects, which failure continues for 15 days after his receipt of written notice of the failure;

(2)	intentionally and materially breached any provision of this Agreement and not cured such breach (if curable) within 15 days of his receipt of written notice of the breach;

(3)	demonstrated his personal dishonesty in connection with his employment by the Company;

(4)	engaged in a breach of fiduciary duty in connection with his employment with the Company;

(5)	engaged in willful misconduct that is materially and demonstrably injurious to the Company or any of its subsidiaries; or

(6)	conviction or plea of guilty or nolo contendere to a felony or to any other crime involving moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries.

(d)	A “Change in Control” of the Company shall be deemed to have occurred:

(1)	if the “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than fifty percent (50%) of the combined voting power of Company Voting Securities (as herein defined) is acquired by any individual, entity or group (a “Person”), other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (for purposes of this Agreement, “Company Voting Securities” shall mean the then outstanding voting securities of the Company entitled to vote generally in the election of directors); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (3) of this definition shall not be a Change in Control under this paragraph (1); or

(2)	if individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason during any period of at least 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)	upon consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of any entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) Company Voting Securities outstanding immediately prior to such Business Combination (or if such Company Voting Securities were converted pursuant to such Business Combination, the shares into which such Company Voting Securities were converted) (x) represent, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”) and (y) are held in substantially the same proportions after such Business Combination as they were immediately prior to such Business Combination; (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(4)	upon approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Company” shall mean Integra LifeSciences Holdings Corporation and any corporation, partnership or other entity owned directly or indirectly, in whole or in part, by Integra LifeSciences Holdings Corporation.

(g)	“Definitive Agreement” means an agreement entered into by the Company which, if the transactions contemplated thereby were consummated, would result in a Change in Control.

(h)	“Disability” shall mean Executive’s inability to perform his duties hereunder by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of not fewer than six months.

(i)	“Good Reason” shall mean:

(1)	a material breach of this Agreement by the Company which is not cured by the Company within 15 days of its receipt of written notice of the breach;

(2)	the relocation by the Company of Executive’s primary place of employment to a location more than forty (40) miles from Austin, Texas;

(3)	without Executive’s express written consent, the Company reduces Executive’s Base Salary or bonus opportunity, or materially reduces the aggregate fringe benefits provided to Executive (except to the extent permitted by Sections 5, 6 or 7, respectively) or substantially alters Executive’s authority and/or title as set forth in Section 2 hereof in a manner reasonably construed to constitute a demotion, provided, Executive resigns within 90 days after the change objected to;

(4)	without Executive’s express written consent, Executive fails at any point during the one-year period following a Change in Control to hold the title and authority (as set forth in Section 2 hereof) with the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) that Executive held with the Company immediately prior to the Change of Control, provided Executive resigns within one year of the Change in Control; or

(5)	the Company fails to obtain the assumption of this Agreement by any successor to the Company;

provided, however, that, notwithstanding the foregoing, Executive hereby expressly consents to the amendments to the Original Agreement contained in this Agreement, including, without limitation, the changes to his position, compensation and office location, and further agrees that neither such changes nor any action taken by the Company in connection therewith (including the appointment of a new Chief Financial Officer of the Company) shall constitute a breach of, or “Good Reason” for purposes of, this Agreement or any other agreement between Executive and the Company or its affiliates.

(j)	“Termination Date” shall mean the date specified in the Termination Notice.

(k)	“Termination Notice” shall mean a dated notice which: (i) indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under such provision; (iii) specifies a Termination Date; and (iv) is given in the manner specified in Section 17(i).

2. Employment. Effective as of the Amended Effective Date, the Company hereby employs Executive as Corporate Vice President and Chief Administrative Officer, and Executive hereby agrees to accept such employment and agrees to render services to the Company in such capacity (or in such other capacity in the future as the Board may reasonably deem equivalent to such position) on the terms and conditions set forth in this Agreement. Executive’s primary place of employment shall be at the Company’s office located in Austin, Texas, and Executive shall report to the Chief Executive Officer.

3. Term of Agreement. Unless earlier terminated by Executive or the Company as provided in Section 12 hereof, the term of Executive’s employment under this Agreement shall commence on the Amended Effective Date and terminate on September 30, 2014 (the “Term”). Unless earlier terminated, Executive’s employment with the Company shall automatically and without further action terminate on September 30, 2014.

4. Duties. Executive shall:

(a)	faithfully and diligently do and perform all such acts and duties, and furnish such services as are assigned to Executive as of the Amended Effective Date, and (subject to Section 2) such additional acts, duties and services as the Chief Executive Officer or the Board may assign in the future; and

(b)	devote his full professional time, energy, skill and best efforts to the performance of his duties hereunder, in a manner that will faithfully and diligently further the business and interests of the Company, and shall not be employed by or participate or engage in or in any manner be a part of the management or operations of any business enterprise other than the Company without the prior consent of the Chief Executive Officer or the Board, which consent may be granted or withheld in his or its sole discretion; provided, however, that notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees so long as such service does not materially interfere with Executive’s obligations pursuant to this Agreement.

5. Compensation. As of the Amended Effective Date, Executive’s base salary rate is equal to $561,000 per annum. Executive’s base salary, as determined in accordance with this Section 5 and as may be increased from time to time, is hereinafter referred to as his “Base Salary.” Executive’s Base Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Executive’s Base Salary shall be subject to annual reviews, but may not be decreased without Executive’s express written consent.

6. 2014 Bonus Opportunity. Provided that Executive remains employed by the Company until September 30, 2014, for the Company’s 2014 fiscal year, Executive shall have the opportunity to receive an annual performance bonus (the “2014 Annual Bonus”) targeted at 90% of Executive’s Base Salary, payable based upon the satisfaction of certain performance objectives as determined by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, pro-rated to reflect the number of days that Executive was employed by the Company during the 2014 fiscal year. Payment of the 2014 Annual Bonus, to the extent it becomes payable, shall occur no later than March 15, 2015.

7. Benefit Plans. Executive shall be entitled to participate in and receive benefits under any employee benefit plan of the Company in accordance with their terms, and shall be eligible for any other plans and benefits covering executives of the Company, to the extent commensurate with his then duties and responsibilities fixed by the Board, Compensation Committee or Chief Executive Officer. The Company shall not make any change in such plans or benefits that would adversely affect Executive’s rights thereunder, unless such change affects all, or substantially all, executive officers of the Company.

8. Equity Compensation.

(a)	Outstanding Equity Awards. Effective as of the third business day following the date of this Agreement, (1) each outstanding time- vesting restricted stock award held by Executive as of the Amended Effective Date shall vest in full, and (2) with respect to each outstanding award of performance stock held by Executive as of the Amended Effective Date, any continued employment or service requirements shall be deemed satisfied and each such award shall remain outstanding and eligible to vest in accordance with the terms and conditions set forth in the applicable award agreement (other than terms and conditions relating to any continued employment or service requirements).

(b)	S-8. The Company agrees that for so long as it is required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, it will maintain in effect a Form S-8 registration statement covering the issuance to Executive of the shares underlying Executive’s then outstanding equity-based compensation awards.

9. Vacation. Executive shall be entitled to paid annual vacation in accordance with the policies established from time to time by the Board, which shall in no event be fewer than four weeks per annum.

10. Business Expenses. The Company shall reimburse Executive or otherwise pay for all reasonable expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, automobile and traveling expenses (including travel to the Company’s principal headquarters in New Jersey) and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Company.

11. Disability. In the event Executive incurs a Disability, Executive’s obligation to perform services under this Agreement will terminate, and the Board may terminate this Agreement upon written notice to Executive.

12. Termination.

(a)	Termination for Cause or without Good Reason. In the event (i) Executive terminates his employment hereunder other than for Good Reason, or (ii) Executive’s employment is terminated by the Company for Cause, Executive shall have no right to compensation or other benefits pursuant to this Agreement for any period after his last day of active employment.

(b)	Qualifying Termination (No Change in Control). Subject to Executive and the Company executing, within 30 days after the Termination Date, a mutual release that is mutually agreeable (provided, however, that Executive shall not be required to execute such mutual release as a condition to the receipt of the payments and benefits described below unless the Company also executes such mutual release), (x) except as provided in subsection 12(d), in the event (i) Executive’s employment is terminated by the Company for any reason other than Cause, (ii) Executive terminates his employment for Good Reason, or (iii) Executive’s employment is terminated upon the expiration of the Term, or (y) in the event that Executive’s employment is terminated due to his death or Disability, then the Company shall:

(1)	pay Executive a severance amount equal to$1,065,900; the severance amount shall be paid in a single sum on the first regular payroll day of the month following the Termination Date;

(2)	pay to Executive, for the period ending on the earliest of (i) the first anniversary of the Termination Date, (ii) the date of Executive’s full-time employment by another employer, (iii) Executive’s death, or (iv) the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the aggregate monthly premium cost for “COBRA” family health coverage under the Company’s group health plan; and

(3)	pay to Executive, for the period ending on the earliest of (i) the first anniversary of the Termination Date, (ii) the date of Executive’s full-time employment by another employer, or (iii) Executive’s death, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the monthly premium cost that the Company would have paid on behalf of Executive to cover Executive under the Company’s life and disability insurance plans if Executive’s employment with the Company had not terminated.

(c)	Qualifying Termination (Following Entry into Definitive Agreement but Prior to a Change in Control). In the event that (i) prior to the termination of Executive’s employment, the Company enters into a Definitive Agreement with respect to a Change in Control that constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), (ii) following the Company’s entry into such Definitive Agreement but prior to or on the consummation of such Change in Control, Executive terminates his employment for Good Reason, Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, or Executive’s employment is terminated upon the expiration of the Term, and (iii) a Change in Control occurs within twelve months following the date of such Definitive Agreement, then, in addition to the amounts set forth in Section 12(b) above, the Company shall pay Executive an amount equal to 1.99 times the amount that results from adding Executive’s Base Salary (determined without regard to any reduction in violation of Section 5) as of his last day of active employment plus the target bonus under Section 6 (without pro ration), payable in a single sum upon the Change in Control.

(d)	Qualifying Termination (Following a Change in Control). Notwithstanding anything to the contrary set forth in subsection 12(b), and subject to Executive and the Company executing, within 30 days after the Termination Date, a mutual release that is mutually agreeable (provided, however, that Executive shall not be required to execute such mutual release as a condition to the receipt of the payments and benefits described below unless the Company also executes such mutual release), in the event within twelve months after a Change in Control: (i) Executive terminates his employment for Good Reason, or (ii) Executive’s employment is terminated by the Company for a reason other than death, Disability or Cause, or (iii) Executive’s employment is terminated upon the expiration of the Term, then the Company shall:

(1)	pay Executive a severance amount equal to 2.99 times the amount that results from adding Executive’s Base Salary (determined without regard to any reduction in violation of Section 5) as of his last day of active employment plus the target bonus under Section 6 (without pro ration); the severance amount shall be paid in a single sum on the first business day of the month following the Termination Date;

(2)	pay to Executive, for the period ending on the earliest of (i) December 19 of the year following the year in which the Termination Date occurs, or (ii) Executive’s death, or (iii) the earlier of (A) during the COBRA continuation period, the first month in which Executive does not pay to the Company the applicable monthly premium for COBRA insurance coverage under the Company’s group health plan, or (B) following the expiration of the COBRA continuation period, the first month in which Executive does not provide the Company with evidence that he is receiving health insurance coverage from another insurance provider, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the aggregate monthly premium cost for “COBRA” family health coverage under the Company’s group health plan;

(3)	pay to Executive, for the period ending on the earliest of (i) December 19 of the year following the year in which the Termination Date occurs, or (ii) Executive’s death, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to the monthly premium cost that the Company would have paid on behalf of Executive to cover Executive under the Company’s life and disability insurance plans if Executive’s employment with the Company had not terminated; and

(4)	pay to Executive all reasonable legal fees and expenses incurred by Executive during his lifetime as a result of such termination of employment (including all fees and expenses, if any, incurred by Executive in contesting or disputing any such termination or in seeking to obtain to enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise). The foregoing limitation shall not preclude Executive’s estate or heirs from recovering reasonable legal fees (and related expenses) in accordance with the provisions hereof in the event that Executive’s estate or heirs initiate or continue any dispute or controversy arising under or in connection with this Agreement after Executive’s death; provided, however, that such reasonable legal fees (and related expenses) are incurred within the six (6)-year period following the date of Executive’s death. The reimbursement shall be made within ninety (90) days following the resolution of such contest or dispute (whether or not appealed), but not later than the end of the calendar year following the year in which the contest or dispute is resolved, to the extent the Company receives reasonable written evidence of such fees and expenses.

(e)	Termination Notice. Except in the event of Executive’s death, a termination under this Agreement shall be effected by means of a Termination Notice.

(f)	Payment Delay. Notwithstanding any provision to the contrary herein, if at the time of Executive’s termination of employment the Company’s stock is publicly traded and Executive is a “specified employee” (as such term is defined in section 409A(2)(B)(i) of the Code and its corresponding regulations), then all cash payments to Executive pursuant to this Section 12 that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall not be paid to Executive until as soon as administratively practicable following the expiration of the six month period following the date of Executive’s Termination Date, but not later than the first Company payroll date that occurs after the end of such six month period. Any postponed amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s Date of Termination, and any amounts payable to Executive after the expiration of such six (6) month period under this Agreement shall continue to be paid to Executive in accordance with the terms of this Agreement. If Executive dies during such six-month period and prior to the payment of the postponed cash amounts hereunder, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death. If any of the cash payments payable pursuant to this Section 12 are deferred due to such requirements, there shall be added to such payments interest during the deferral period at a rate, per annum, equal to the applicable federal short-term deferral rate (compounded monthly) in effect under section 1274(d) of the Code on Executive’s Termination Date.

(g)	Transfer of Mobile Phone Number. Upon the termination of Executive’s employment, the Company will release Executive’s mobile phone number and shall cooperate in transferring such phone number to a mobile phone and service designated by Executive.

13. Withholding. The Company shall have the right to withhold from all payments made pursuant to this Agreement any federal, state, or local taxes and such other amounts as may be required by law to be withheld from such payments.

14. Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any entity to which the Company may transfer all or substantially all of its assets, if in any such case said entity shall expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto. The Company may not otherwise assign this Agreement or its rights and obligations hereunder. This Agreement is personal to Executive and his rights and duties hereunder shall not be assigned except as expressly agreed to in writing by the Company.

15. Death of Executive. Any amounts due Executive under this Agreement (not including any Base Salary not yet earned by Executive) unpaid as of the date of Executive’s death shall be paid to Executive’s surviving spouse, or if none, to the duly appointed personal representative of his estate.

16. Restrictive Covenants.

(a)	Covenant Not to Compete. During the term of this Agreement and for a period of one year following the Termination Date of Executive’s employment, Executive shall not, without the express written consent of the Company, directly or indirectly: (I) engage, anywhere within the geographical areas in which the Company is conducting business operations or providing services as of the date of Executive’s termination of employment, in the tissue engineering business (the use of implantable absorbable materials, with or without a bioactive component, to attempt to elicit a specific cellular response in order to regenerate tissue or to impede the growth of tissue or migration of cells) (the “Tissue Engineering Business”), neurosurgery business (the use of surgical instruments, implants, monitoring products or disposable products to treat the brain or central nervous system) (“Neurosurgery Business”), instrument business (general surgical handheld instruments used for general purposes in surgical procedures) (“Instrument Business”), reconstruction business (bone fixation devices for foot and ankle reconstruction procedures) (“Reconstruction Business”) or in any other line of business the revenues of which constituted at least 50% of the Company’s revenues during the six (6) month period prior to the Termination Date (together with the Tissue Engineering Business, Neurosurgery Business, Instrument Business and Reconstruction Business, the “Business”); (II) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in the Business; (III) seek in competition with the Business to procure orders from or do business with any customer of the Company; (IV) solicit, or contact with a view to the engagement or employment by any person or entity of, any person who is an employee of the Company; (V) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (VI) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of the Company to take any action which might be disadvantageous to the Company; provided, however, that nothing herein shall prohibit Executive and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged and provided, further, however, that nothing set forth in this Section 16(a) shall prohibit Executive from becoming an employee or agent of, or consultant to, any entity that is engaged in the Business so long as Executive does not engage in any activities in the Business in any capacity for said entity.

(b)	Confidentiality. Executive acknowledges a duty of confidentiality owed to the Company and shall not, at any time during or after his employment by the Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of the Company obtained or acquired by him while so employed. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, the Company books, records, files and know-how acquired while an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or made use of other than in pursuit of the Company’s business or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company and, upon termination of employment for any reason, Executive shall deliver to the Company all copies thereof which are then in his possession or under his control. No information shall be treated as “confidential information” if it is generally available public knowledge at the time of disclosure or use by Executive.

(c)	Inventions and Improvements. Executive shall promptly communicate to the Company all ideas, discoveries and inventions which are or may be useful to the Company or its business. Executive acknowledges that all such ideas, discoveries, inventions, and improvements which heretofore have been or are hereafter made, conceived, or reduced to practice by him at any time during his employment with the Company heretofore or hereafter gained by him at any time during his employment with the Company are the property of the Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions and improvements to the Company for its sole use and benefit, without additional compensation. The provisions of this Section 16(c) shall apply whether such ideas, discoveries, inventions, or improvements were or are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of his duties. Executive shall, upon request of the Company, but at no expense to Executive, at any time during or after his employment with the Company, sign all instruments and documents reasonably requested by the Company and otherwise cooperate with the Company to protect its right to such ideas, discoveries, inventions, or improvements including applying for, obtaining and enforcing patents and copyrights thereon in such countries as the Company shall determine.

(d)	Breach of Covenant. Executive expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Section 16 and that the Company, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including injunctions and specific performance, in any court of competent jurisdiction. If any of the provisions of this Section 16 are held to be in any respect unenforceable, then they shall be deemed to extend only over the maximum period of time, geographic area, or range of activities as to which they may be enforceable.

17. Miscellaneous.

(a)	Amendment. No provision of this Agreement may be amended unless such amendment is signed by Executive and such officer as may be specifically designated by the Board to sign on the Company’s behalf.

(b)	Section 409A.

(1)	This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(2)	All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. If expenses are incurred in connection with litigation, any reimbursements under the Agreement shall be paid not later than the end of the calendar year following the year in which the litigation is resolved.

(c)	Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d)	Executive Representations and Acknowledgements.

(1)	Executive represents and warrants that his acceptance of employment with the Company has not breached, and the performance of his duties hereunder will not breach, any duty owed by him to any prior employer or other person.

(2)	Executive acknowledges that Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and have been advised to do so by the Company. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of section 409A of the Code or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.

(e)	Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation or this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

(f)	Gender and Number. Whenever used in this Agreement, a masculine pronoun is deemed to include the feminine and a neuter pronoun is deemed to include both the masculine and the feminine, unless the context clearly indicates otherwise. The singular form, whenever used herein, shall mean or include the plural form where applicable.

(g)	Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances.

(h)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

(i)	Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:

Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, New Jersey 08536

Attn: President

With a copy to:

The Company’s General Counsel

To Executive:

John B. Henneman, III

c/o Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, New Jersey 08536

(j)	Entire Agreement. As of the Amended Effective Date, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof, including the Original Agreement.

(k)	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of New Jersey.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION		EXECUTIVE

By:	/s/ Peter Arduini	/s/ John B. Henneman, III
Name: Peter Arduini		John B. Henneman, III

Its: President and Chief Executive Officer